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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                     Date of report (Date of earliest event
                           reported): July 31, 1998


                        PRODUCTION RESOURCE GROUP, L.L.C.
             (Exact name of Registrant as Specified in its Charter)

           Delaware                    333-46235              14-1786937
(State or other Jurisdiction      (Commission File Number)   (IRS Employer
of Formation)                                                Identification No.)

    539 Temple Hill Road, New Windsor, New York                   12553
      (Address of Principal Executive Offices)                  (Zip Code)


                                 (914) 567-5700
              (Registrant's Telephone Number, Including Area Code)

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Item 2.  Acquisitions

         On July 31, 1998 Production Resource Group, L.L.C. (the "Company") acquired substantially all of the assets subject to substantially all of the operating liabilities, of CBE Exhibits & Events, Incorporated, a Texas corporation ("CBE"), pursuant to an Acquisition Agreement dated as of July 31, 1998 among CBE, the sole shareholder of CBE and the Company. Pursuant to the Acquisition Agreement, in exchange for the assets CBE, the Company paid $3,000,000 in cash to CBE and agreed to make additional payments of up to $7,000,000 subject to the satisfaction of performance targets. The amount of consideration paid to CBE was reached through arm's-length negotiations and was funded through the Company's credit facility with The Bank of New York, as agent for a syndicate of lenders. A copy of the Acquisition Agreement is attached as
Exhibit 10.11.

         CBE is based in Houston, Texas and provides support services including logistic support, booth and exhibit construction and storage to exhibitors at trade shows and other major events. CBE will continue its business and operations as part of the Company's event services group.

         Prior to the acquisition, the ownership in CBE was held by Jeffrey Allen Marmack.

         CBE's combined revenues for its year ended December 31, 1997 were approximately $7.8 million.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of Businesses Acquired.
(b) Pro Forma Financial Information

As of the date of this report, the financial statements and pro forma financial information required by this item are not available. It is the Company's intention that such financial statements and pro forma data will be filed within 60 days of the due date of this report, as required under applicable regulations of the Securities and Exchange Commission.

(c) Exhibits

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                                 EXHIBIT INDEX

Exhibit No.        Document Description
-----------        --------------------

10.11 Acquisition Agreement dated July 31, 1998 among CBE Exhibits & Events, Incorporated, Jeffrey Allen Marmack and the Company.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K, to be signed on its behalf by the undersigned hereunto duly authorized.


                                  PRODUCTION RESOURCE GROUP, L.L.C.
                                           (Registrant)




Date: August 10, 1998       By: /s/ Robert A. Manners
                                    ---------------------------------------
                                    Robert A. Manners
                                    Senior Vice President & General Counsel